AGREEMENT

                     CONCERNING THE EXCHANGE OF COMMON STOCK

                                     BETWEEN

                            AUTOTRADECENTER.COM INC.

                                       AND

                      AUTO NETWORK GROUP OF NORTHWEST, INC.



         THIS AGREEMENT, made this 20th day of July, 1999, by and between AutoTradeCenter.com Inc., an Arizona corporation
("ATC"), and Auto Network Group Northwest, Inc., an Oregon corporation ("NORTHWEST").

         WHEREAS, ATC desires to acquire all of the issued and outstanding shares of common stock of NORTHWEST in exchange for an aggregate of 500,000 authorized but unissued shares of the common stock, no par value, of ATC, which shares shall be forfeitable under the terms and conditions of attachment A; and

         WHEREAS, NORTHWEST and ATC wish to enter into a business combination which will result in the shareholders of NORTHWEST owning together approximately .016% of the then issued and outstanding shares of ATC's common stock and ATC owning 100% of the issued and outstanding shares of Northwest's common stock;

         NOW, THEREFORE, in consideration of the mutual promises, covenants, and representations contained herein, THE PARTIES HERETO AGREE AS FOLLOWS:

                                    ARTICLE I

1.1 ISSUANCE OF SHARES AND WARRANTS. Subject to all of the terms and conditions of this Agreement, ATC agrees to offer 500,000 shares of its common stock in exchange for all of the shares of NORTHWEST common stock issued and outstanding. The ATC common stock will be issued directly to the shareholders of NORTHWEST which accepted the Exchange Offer.

1.2 EXEMPTION FROM REGISTRATION. The parties hereto intend that the common stock to be issued by ATC to the shareholders of NORTHWEST shall be exempt from the registration requirements of the Securities Act of 1933, as amended (the "Act"), pursuant to Section 4(2) and/or 3(b) of the Act and the rules and regulations promulgated thereunder.

1.3 INVESTMENT INTENT. Prior to the consummation of the Exchange Offer, the shareholders of NORTHWEST shall execute letters of acceptance and such other documents containing, among other things, representations and warranties relating to investment intent and investor status, restrictions on transferability and restrictive legends such that the counsel for both ATC and NORTHWEST shall be satisfied that the exchange of shares as contemplated by this Agreement will be exempt from the registration requirements of the Act.


                                   ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF NORTHWEST

         NORTHWEST hereby represents and warrants to ATC that:

2.1 ORGANIZATION. NORTHWEST is a corporation duly organized, validly existing, and in good standing under the laws of the state of Oregon, and has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it, and is duly qualified to do business and is in good standing in each of the jurisdictions where its business requires qualification.

2.2 CAPITAL. The authorized capital stock of NORTHWEST consists of 10,000 shares of common stock, no par values of which 100 shares are currently issued and outstanding. All of the issued and outstanding shares of NORTHWEST are duly and validly issued, fully paid, and non-assessable.

2.3 SUBSIDIARIES. As of the date hereof, NORTHWEST does not have any subsidiaries or own any interest in any other enterprise (whether or not such enterprise is a corporation) except as disclosed herein.

2.4 DIRECTORS AND OFFICERS. Exhibit 2.4 to this Agreement, the text of which is hereby incorporated herein by


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



reference, contains the names and titles of all directors and officers of NORTHWEST as of the date of this Agreement.

2.5 FINANCIAL STATEMENTS. Exhibit 2.5 to this Agreement, the text of which is hereby incorporated herein by reference, consists of the unaudited financial statements of NORTHWEST as of July 15,1999, containing the unaudited balance sheet of NORTHWEST. The financial statements have been prepared in accordance with generally accepted accounting principles and practices consistently followed by NORTHWEST throughout the period indicated, and fairly present the financial position of NORTHWEST as of the date of the balance sheet.

2.6 ABSENCE OF CHANGES. Since the date of the balance sheet included in Exhibit 2.5, there has not been any change in the financial condition or operations of NORTHWEST, except for changes in the ordinary course of business, which changes have not in the aggregate been materially adverse.

2.7 ABSENCE OF UNDISCLOSED LIABILITIES. As of the date of the balance sheet included in Exhibit 2.5, NORTHWEST did not have any material debt, liability, or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected in such balance sheet.

2.8 INVESTIGATION OF FINANCIAL CONDITION. Without in any manner reducing or otherwise mitigating the representations contained herein, ATC and/or its attorneys shall have the opportunity to meet with accountants and attorneys to discuss the financial condition of NORTHWEST. NORTHWEST shall make available to ATC and or its attorneys all books and records of NORTHWEST once reasonable notice of such request has been given.

2.9 COMPLIANCE WITH LAWS. NORTHWEST has complied with, and is not in violation of, applicable federal, state or local statutes, laws and regulations (including, without limitation) any applicable building, zoning or other law, ordinance regulation) affecting its properties or the operation of its business.

2.10 LITIGATION. NORTHWEST is not a party to any legal action, arbitration, administrative or other proceeding, or governmental investigation pending or, to the best knowledge of NORTHWEST, threatened against or affecting NORTHWEST or its business, assets or financial condition. NORTHWEST is not in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality. NORTHWEST is not engaged in any legal action to recover monies due to it.

2.11 AUTHORITY. The Board of Directors of NORTHWEST has authorized the execution of this Agreement and the consummation of transactions contemplated herein, and NORTHWEST has full power and authority to execute, deliver and perform this Agreement and this Agreement in a legal, valid and binding obligation of NORTHWEST, and is enforceable in accordance with its terms and conditions.

2.12 ABILITY TO CARRY OUT OBLIGATIONS. The execution and delivery of this Agreement by NORTHWEST and the performance by NORTHWEST of its obligations hereunder in the time and manner contemplated will not cause, constitute or conflict with or result in (a) any breach or violation of any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instruments, articles of incorporation, bylaws, or other agreement or instrument to which NORTHWEST is a party, or by which it may be bound, nor waive any consents or authorizations of any party other than those hereto be required, (b) an event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of NORTHWEST, or (c) any event that would result in the creation or imposition of any lien, charge, or encumbrance on any asset of NORTHWEST.

2.13 FULL DISCLOSURE. None of the representations and warranties made by NORTHWEST herein, or in any exhibit, certificate furnished or to be furnished by NORTHWEST, or on its behalf, contains or will contain any untrue statement of material fact, or omit any material fact the omission of which would be misleading.

2.14 ASSETS. NORTHWEST has good and marketable title to all of its property free and clear of any and all liens, claims and encumbrances of any nature, form or description.

2.15 INDEMNIFICATION. NORTHWEST agrees to defend and hold ATC harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties, and reasonable attorney fees, that it shall incur or suffer, which arise out of, result from or relate to any breach of, or failure by NORTHWEST to perform any of its respective representations, warranties, covenants and agreements in this Agreement or in any exhibit or other instrument furnished or to be furnished by NORTHWEST under this Agreement.


                                   ARTICLE III

                      REPRESENTATIONS AND WARRANTIES OF ATC

         ATC hereby represents and warrants to Northwest that:


3.1 ORGANIZATION. ATC is a corporation duly organized, validly existing, and in good standing under the laws of the state of Arizona, has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it, and is duly qualified to do business and is in good standing in each of the jurisdictions where its business requires qualification.

3.2 CAPITAL. The authorized capital stock of ATC consists of 100,000,000 shares of common stock. All of the issued and outstanding shares are duly and validly issued, fully paid and non-assessable.

3.3 SUBSIDIARIES. ATC does not have any subsidiaries or own any interest in any other enterprise (whether or not such enterprise is a corporation).

3.4 DIRECTORS AND OFFICERS. Exhibit 3.4, annexed hereto and hereby incorporated herein by reference, contains the names and title of all directors and officers of ATC as of the date of this Agreement.

3.5 FINANCIAL STATEMENTS. Exhibit 3.5, annexed hereto and hereby incorporated herein by reference, consists of the unaudited financial statements of ATC as of March 31, 1999 containing the balance sheet of ATC. The financial statements have been prepared in accordance with generally accepted accounting principles and practices consistently followed by ATC throughout the period indicated, and fairly present the financial position of ATC as of the date of the balance sheet.

3.6 ABSENCE OF CHANGES. Since March 31, 1999, there has not been any change in the financial condition or operations of ATC, except for changes in the ordinary course of business, which changes have not in the aggregate been materially adverse.

3.7  ABSENCE OF UNDISCLOSED LIABILITIES. As of March 31,
1999, ATC did not have any material debt, liability, or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected in ATC's balance sheet as of April 1, 1999.

3.8 INVESTIGATION OF FINANCIAL CONDITION. Without in any manner reducing or otherwise mitigating the representations contained herein, NORTHWEST shall have the opportunity to meet with ATC's accountants and attorneys to discuss the financial condition of ATC. ATC shall make available to NORTHWEST all books and records of ATC once reasonable notice of such request has been given.

3.9 COMPLIANCE WITH LAWS. ATC has complied with, and is not in violation of, applicable federal, state or local statutes, laws and regulations (including, without limitation, any applicable building, zoning, or other law, ordinance, or regulation) affecting its properties or the operation of its business.

3.10 LITIGATION. ATC is not a party to any legal action, arbitration, administrative, or other proceeding, or governmental investigation pending or, to the best knowledge of ATC, threatened against or affecting ATC or its business, assets, or financial condition. ATC is not in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department agency, or instrumentality. ATC is not engaged in any legal action to recover moneys due to it.

3.11 AUTHORITY. The Board of Directors of ATC has authorized the execution of this Agreement and the transactions contemplated herein, and ATC has full power and authority to execute, deliver and perform this Agreement and this Agreement is the legal, valid and binding obligation of ATC, and is enforceable in accordance with its terms and conditions.

3.12 ABILITY TO CARRY OUT OBLIGATIONS. The execution and delivery of this Agreement by ATC and the performance by ATC of its obligations hereunder will not cause, constitute, or conflict with or result in (a) any breach or violation of any of the provisions of or constitute a default under any license, indenture, mortgage, charge, instrument, certificate of incorporation, bylaw, or other agreement or instrument to which ATC is a party, or by which it may be bound, nor waive any consents or authorizations of any part other than those hereto be required, (b) an event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of ATC, or (c) an event that would result in the creation or imposition of any lien, charge, or encumbrance on any asset of ATC.

3.13 FULL DISCLOSURE. None of the representations and warranties made by ATC herein, or in any exhibit, certificate or memorandum furnished or to be furnished by ATC, or on its behalf, contains or will contain any untrue statement of material fact, or omit any material fact the omission of which would be misleading.

3.14 ASSETS. ATC has good and marketable title to all of its property free and clear of any and all liens, claims and encumbrances.

3.15 INDEMNIFICATION. ATC agrees to indemnify, defend and hold NORTHWEST harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties, and reasonable attorney fees, that they shall incur and suffer, which arise out of, result from or relate to any breach of, or failure by ATC to perform any of its representations, warranties' covenants or agreements in this Agreement or in any schedule, certificate, exhibit or other instrument furnished or to be furnished by ATC under this Agreement.

                                   ARTICLE IV

                                    COVENANTS

4.1 INVESTIGATIVE RIGHTS. From the date of this Agreement until the Closing Date, each party shall provide to the other party, and such other party's counsels, accountants, auditors, and other authorized representatives, access during normal business hours and upon reasonable advance written notice to all of each party's properties, books, contracts, commitments, and records for the purpose of examining the same. Each party shall provide the other party with all information concerning each party's affairs as the other party may reasonably request.

4.2 CONDUCT OF BUSINESS. Prior to the Closing, ATC and NORTHWEST shall each conduct its business in the normal course, and shall not sell, pledge, or assign any assets, without the prior approval of the other party, except in the regular course of business. Neither ATC or NORTHWEST shall amend its Articles of Incorporation (except as described herein) or Bylaws, declare dividends, redeem or sell stock or other securities, incur additional liabilities, acquire or dispose of fixed assets, change employment terms, enter into any material or long-term contract, guarantee obligations of any third party, settle or discharge any balance sheet receivable for less than its stated amount, pay more on any liability than its stated amount, or enter into any other transaction other than in the regular course of business.

4.3 REQUIRED CORPORATE ACTION BY ATC AND NORTHWEST. ATC and NORTHWEST shall cause a meeting of their directors to be duly called and held as soon as practicable for the purpose of voting on the approval, subject to due diligence, of this Agreement.

4.4 OFFICERS. Effective on the Closing Date, the officers of Auto Network Group Northwest, Inc. will consist of the following:


Jim Bruce - President and Chief Executive Officer, Director

Mike Stuart - Director


Ted Haines - Director and Vice President


                                    ARTICLE V

                    CONDITIONS PRECEDENT TO ATC'S PERFORMANCE

5.1 CONDITIONS. ATC's obligations hereunder shall be subject to the satisfaction, at or before the Closing, of all the conditions set forth in this Article V. ATC may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by ATC of any other condition of or any of ATC's other rights or remedies, at law or in equity, if NORTHWEST shall be in default of any of their representations, warranties, or covenants under this Agreement.

5.2 ACCURACY OF REPRESENTATIONS. Except as otherwise permitted by this Agreement, all representations and warranties by ATC in this Agreement or in any written statement that shall be delivered to NORTHWEST by ATC under this Agreement shall be true and accurate on and as of the Closing Date as though made at that time.

5.3 PERFORMANCE. ATC shall have performed, satisfied, end complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it, on or before the Closing Date.

5.4 ABSENCE OF LITIGATION. No action, suit, or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened against ATC on or before the Closing Date.

5.5  ACCEPTANCE BY ATC DIRECTORS. The Board of Directors of
ATC shall have voted to approve this Agreement.

5.6 FINANCIAL CONDITION OF ATC. On the Closing Date, the assets and liabilities of ATC shall not be significantly different than the amounts shown on its balance sheet included in Exhibit 2.5 hereto except for changes in the ordinary course of business.


                                   ARTICLE VI

                 CONDITIONS PRECEDENT TO NORTHWEST'S PERFORMANCE

6.1 CONDITIONS. NORTHWEST's obligations hereunder shall be subject to the satisfaction, at or before the Closing, of all the conditions set forth in this Article VI. NORTHWEST may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by NORTHWEST of any other condition of or any of NORTHWEST's rights or remedies, at law or in equity, if ATC shall be in default of any of its representations, warranties, or covenants under this Agreement.

6.2 ACCURACY OF REPRESENTATIONS. Except as otherwise permitted by this Agreement, all representations and warranties by NORTHWEST in this Agreement or in any written statement that shall be delivered to ATC by NORTHWEST under this Agreement shall be true and accurate on and as of the Closing Date as though made at that time.

6.3 PERFORMANCE. NORTHWEST shall have performed, satisfied, and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it, on or before the Closing Date.

6.4 ABSENCE OF LITIGATION. No action, suit or proceeding before any court or any governmental body or authority' pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened against ATC on or before the Closing date.

6.5 APPROVAL BY NORTHWEST SHAREHOLDERS. The approvals of the shareholders of NORTHWEST of the matters set forth in this Agreement shall have been obtained.

6.7 FINANCIAL CONDITION OF NORTHWEST. On the Closing Date, the assets and liabilities of NORTHWEST shall not be significantly different than the amounts shown on its balance sheet included in Exhibit 2.5 hereto except for changes in the ordinary course of business.

6.8 EMPLOYMENT AGREEMENT. On the Closing Date, the officers and directors of NORTHWEST shall sign an Employment
Agreement with a non-compete clause a copy of which is attached as Exhibit 2.6 hereto.

                                   ARTICLE VII

                                     CLOSING

7.1 CLOSING. The Closing of this transaction shall be held at the of offices of ATC, 8135 E. Butherus, Suite 3,
Scottsdale, AZ 85260 or such other place as shall be mutually agreed upon, on such date as shall be mutually agreed upon by the parties. At the Closing, the following documents, in form reasonably acceptable to counsel to the parties or as set forth hereby shall be delivered:

By ATC:

A. A signed Consent and/or Minutes of the Directors of ATC approving this Agreement and each matter to be approved by the Directors of ATC under this Agreement

By NORTHWEST:

A. A signed Consent or Minutes of the Directors of NORTHWEST approving this Agreement and each matter to be approved by the Directors of NORTHWEST under this Agreement.

B. Signed letters of acceptance from the shareholders of NORTHWEST accepting the offer to exchange their shares for shares of ATC.

7.2 ISSUANCE OF ATC STOCK. As promptly as practicable after the Closing Date, each holder of an outstanding certificate or certificates representing shares of NORTHWEST common stock shall surrender the same to ATC. ATC shall cause, in exchange, a certificate or certificates representing the number of shares of ATC common stock for which the shares of NORTHWEST common stock represented by the certificate or certificates shall have been exchanged. ATC shall hold said certificates until such time as said shares are no longer forfeitable in accordance with Attachment A. ATC shall deliver to each shareholder a copy of his certificate.


                                  ARTICLE VIII

                                    REMEDIES

8.l DISPUTES. Any dispute that might arise over the enforcement, interpretation or execution of this Agreement and which is not amicably settled will be submitted to arbitration in Scottsdale, Arizona, before a panel of arbitrators selected as follows:

Within ten (1O) days of demand by either party for arbitration, each party will select one (1) arbitrator and those two arbitrators will select a third arbitrator and those three (3) persons shall constitute the panel of arbitrators. The arbitrators will conduct the hearings on continuous business days, and their decisions may be by majority vote. All costs of the arbitrators will be shared equally, but the arbitrators are authorized to award costs and counsel fees to the prevailing party, if necessary. All documents to be brought into evidence will be produced within 10 days of notice of request for arbitration.

8.2 COSTS. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorney's fees and other costs incurred in that action or proceeding, in addition to any other relief too which it or they may be entitled.

8.3 TERMINATION. In addition to the other remedies, any of the parties hereto may on the Closing Date terminate this Agreement, without liability:

(i) If the either of respective Boards of Directors of ATC and/or NORTHWEST shall consent to the termination of this Agreement; or

(ii) If any bona fide action or proceeding shall be pending against any of the parties hereto on the Closing Date that could result in an unfavorable judgment, decree, or order that would prevent or make unlawful the carrying out of this Agreement or if any agency of the federal or of any state government shall have objected at or before the Closing Date to this acquisition or to any other action required by or in connection with the Agreement.

                                   ARTICLE IX

                                  MISCELLANEOUS

9.1 CAPTIONS AND HEADINGS. The Article and paragraph headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.

9.2 NON-WAIVER. Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (i) the failure of any party to insist on any one or more cases upon the performance of any of the provisions, covenants, or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the fixture of any such provisions, covenants, or conditions,
(ii) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition, or provisions hereof shall not be deemed a waiver of such breach or failure, and
(iii) no waiver by any party of one breech by another party shall be construed as a waiver with respect to any other or subsequent breach.

9.3 TIME OF ESSENCE. Time is of the essence of this Agreement and of each and every provision hereof.

9.4 CHOICE OF LAW. This Agreement and its application shall be governed by the laws of the State of Arizona.

9.5 COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.6 NOTICES. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given' by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

For ATC:

Mr. Mike Stuart
AutoTradeCenter.com Inc.
8135 E. Butherus Suite 3
Scottsdale, AZ  85260

For NORTHWEST:

Mr. Jim Bruce
Auto Network Group Northwest, Inc.
2422 NE Second Street
Bend, OR  97701

9.7 BINDING EFFECT. This Agreement shall inure to and be binding upon the heirs, executors, personal representatives, successors and assigns of each of the parties to this Agreement.

9.8 EFFECT OF CLOSING. All representations, warranties, covenants, and agreements of the parties contained in this Agreement, or in any instrument, certificate, opinion, or other writing provided for in it, shall survive the Closing of this Agreement.

9.9 MUTUAL COOPERATION. The parties hereto shall cooperate with each other to achieve the purpose of this Agreement, and shall execute such other and further actions as may be necessary or convenient to effect the transaction described herein.

9.10 ANNOUNCEMENTS. ATC and NORTHWEST will consult and cooperate with each other as to the timing and content of any announcements of the transactions contemplated hereby to the general public or to employees, customers or suppliers.

9.11 EXPENSES. Each party will pay their own legal, accounting and any other out-of-pocket expenses reasonably incurred in connection with this transaction, whether or not the transaction contemplated hereby is consummated.

9.12 EXHIBITS. As of the execution hereof, the parties hereto have provided each other with the Exhibits provided for herein above, including any items referenced therein or required to be attached thereto. Any material changes to the Exhibits shall be immediately disclosed to the other party.

9.13 This Agreement is to be deemed effective on the date written above.

AGREED TO AND ACCEPTED as of the date first above written:



/S/ JIM BRUCE                                        /S/ MIKE STUART
--------------------------                           -------------------------
Jim Bruce                                            Mike Stuart
Auto Network Group Northwest, Inc.                   AutoTradeCenter.com Inc.
President                                            President

Attachement A

VESTING SCHEDULE


Up to 83,333 shares of ATC shall no longer be forfeitable on July 1, 2000 under the following conditions:
         1. A Certified audit of Northwest shall be completed as of March 31, 2000 and shares shall be released under the following terms : If the audited Pre-tax Earnings are less than $30,000 all 83,333 shares shall be forfeited. If the audited Pre-tax Earnings are between $30,000 and $50,000 a pro-rata amount of shares shall be issued and the balance shall be forfeited. Any earnings in excess of $50,000 shall cause options to be earned on a ratio of five options for every $1.00 of excess earnings over $50,000. These options shall be priced at the closing bid price of the Company's common stock on April 1 following the March 31 year end.

Up to 166,667 shares of ATC shall no longer be forfeitable on July 1, 2001 under the following conditions:
         2. A Certified audit of Northwest shall be completed as of March 31, 2000 and shares shall be released under the following terms : If the audited Pre-tax Earnings are Pre-tax Earnings less than $50,000 all 166,667 shares shall be forfeited. If the audited Pre-tax Earnings are between $50,000 and $100,000 a pro-rata amount of shares shall be issued and the balance shall be forfeited. Any earnings in excess of $100,000 shall cause options to be earned on a ratio of five options for every $1.00 of excess earnings over $100,000. These options shall be priced at the closing bid price of the Company's common stock on April 1 following the March 31 year end.

Up to 250,000 shares of ATC shall no longer be forfeitable on July 1, 2002 under the following conditions:
         3. A Certified audit of Northwest shall be completed and shares as of March 31, 2001 shall be released under the following terms : If the audited Pre-tax Earnings are Pre-tax Earnings less than $75,000 all 250,000 shares shall be forfeited. If the audited Pre-tax Earnings are between $75,000 and $150,000, a pro-rata amount of shares shall be issued and the balance shall be forfeited. Any earnings in excess of $150,000 shall cause options to be earned on a ratio of five options for every $1.00 of excess earnings over $150,000. These options shall be priced at the closing bid price of the Company's common stock on April 1 following the March 31 year end.

As an example of the above terms, if in the first year Northwest has audited Pre-tax Earnings of $29,999.00 then it shall forfeit all of the shares eligible at March 31, 2000. If Northwest has audited Pre-tax Earnings of $40,000.00 then eighty percent (80%) of the eligible shares shall be earned (.8 X 83,333=66,667 shares earned).


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